Exhibit 4.25

EVANDER SHARED SERVICES AGREEMENT

between

RANDFONTEIN ESTATES LIMITED

and

EVANDER GOLD MINES LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	7
4	NATURE AND DURATION OF AGREEMENT	7
5	APPOINTMENT	8
6	OBLIGATIONS OF RANDFONTEIN	8
7	SERVICE FEE	9
8	PAYMENT OF THE SERVICE FEE	9
9	LIMITATION OF LIABILITY	10
10	INDEMNITY	11
11	REPORTING	12
12	FORCE MAJEURE	13
13	GENERAL WARRANTIES	14
14	CONFIDENTIALITY	15
15	PUBLICITY	17
16	SUPPORT	18
17	BREACH AND TERMINATION	18
18	DISPUTE RESOLUTION	19
19	NOTICES AND DOMICILIA	21
20	BENEFIT OF THE AGREEMENT	22
21	APPLICABLE LAW AND JURISDICTION	22
22	NEW LAWS AND INABILITY TO PERFORM	22
23	GENERAL	23
24	COSTS	25
25	SIGNATURE	25

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	Randfontein Estates Limited; and

1.1.2	Evander Gold Mines Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2	“Agreement” means this shared service agreement;

2.1.3	“Closing Date” shall bear the meaning ascribed thereto in the Sale of Shares and Claims Agreement;

2.1.4	“Confidential Information” means any information or data relating to the Parties (even if not marked as being confidential, restricted, secret, proprietary or any similar designation), in whatever format and whether recorded or not (and if recorded, whether recorded in writing, on any electronic medium or otherwise), which –

2.1.4.1	by its nature or content is identifiable as confidential and/or proprietary to a Party; or

2.1.4.2	is intended or by its nature or content could reasonably be expected to be confidential and/or proprietary to a Party,

and includes –

2.1.4.3	information relating to a Party’s existing and future strategic objectives and existing and future business plans and corporate opportunities;

2.1.4.4	technical, commercial, scientific, marketing, business or financial information, techniques, know-how, operating methods and procedures;

2.1.4.5	details of costs, sources of materials and customer lists (whether actual or potential) and other information relating to the existing and prospective customers and suppliers of a Party;

2.1.4.6	pricing, price lists and purchasing policies;

2.1.4.7	computer data, programmes and source codes;

2.1.4.8	products, drawings, designs, plans, functional and technical requirements and specifications; and

2.1.4.9	any information which is not readily available to a competitor of a Party in the ordinary course of business;

2.1.5	“Evander” means Evander Gold Mines Limited, registration number 1963/006226/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.6	“Evander’s Designated Account” means the bank account nominated by Evander in writing on 5 (five) business days notice to Harmony;

2.1.7	“Event of Force Majeure” means any event or circumstance whatsoever which shall not be within the reasonable control of a Party including vis major, casus fortuitus, any act of God, strike, theft, fire, explosion, riot, insurrection or other civil disorder, war (whether declared or not) or military operations, international restrictions, any requirement of any international authority, any requirement of any government or other competent local authority, any court order, export control and any shortage and/or cessation of transport facilities or of the supply of electricity;

2.1.8	“Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.9	“Independent Auditors” means such independent auditors as may be agreed between the Parties, or failing agreement within 10 (ten) business days from the date of a request by either Party for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants from one of the 4 (four) largest (based on number of partners) independent firms of auditors in South Africa at the time;

2.1.10	“Initial Period” means the period commencing on the Closing Date and terminating on the 1st (first) anniversary of the Closing Date;

2.1.11	“Kusasalethu Mine” means the mine operated by Randfontein for the exploration, prospecting for, mining for, recovery, treatment and commercial production of gold and related products, situated on the Gauteng / North West border;

2.1.12	“Month” means a “cost month”, determined from time to time by Evander;

2.1.13	“Pan African” means Pan African Resources PLC, registration number 3937466, a limited liability public company duly incorporated and registered in England and Wales;

2.1.14	“Parties” means the parties to this Agreement;

2.1.15	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;

2.1.16	“Randftonein” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.17	“Representatives” means any employees, representatives, officers, directors, consultants, agents, contractors and sub-contractors of Evander and, in the case of such contractors and sub-contractors, their employees, representatives, directors, officers, consultants, agents, contractors and sub-contractors;

2.1.18	“Sale of Shares and Claims Agreement” means the sale of shares and claims agreement to be concluded between Harmony, Evander, Pan African and Emerald Panther Investments 91 Proprietary Limited (“Emerald”), in terms of which Emerald purchases (i) the entire issued share capital of Evander and (ii) all amounts owing by Evander to Harmony on the Closing Date by way of loan account, from Harmony;

2.1.19	“Sale Shares” shall bear the meaning ascribed thereto in the Sale of Shares and Claims Agreement;

2.1.20	“Service Fee” means the service fee determined in accordance with clause 7;

2.1.21	“Service” means the elution and associated service to be rendered by Evander to Randfontein in respect of the Kusasalethu Mine, as rendered by Evander to Randfontein as at 30 January 2012, including but not limited to security services;

2.1.22	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.23	“VAT” means value-added tax as levied from time to time in terms of the VAT Act; and

2.1.24	“VAT Act” means the Value-Added Tax Act, 1991.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa;

2.2.2.4	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning; and

2.3.4	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15	Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then –

2.15.1	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.15.2	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.15.3	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.15.4	the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.15.5	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.16	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.17	This Agreement incorporates the annexures which annexures shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3	INTRODUCTION

3.1	As at the Signature Date, Evander provides the Service to Randfontein in respect of the Kusasalethu Mine.

3.2	Evander shall continue to provide the Service to Randfontein in respect of the Kusasalethu Mine on the terms and subject to the conditions contained in this Agreement.

3.3	Randfontein wishes to appoint Evander and Evander wishes to accept such appointment to perform and render, or cause to be performed and rendered, the Service upon the terms and subject to the conditions contained in this Agreement.

3.4	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	NATURE AND DURATION OF AGREEMENT

4.1	This Agreement shall commence on the Closing Date and shall endure until expiry of the Initial Period, subject to the right of Randfontein to elect to extend the duration of this Agreement for an additional 6 (six) months (“Renewal Period”), which election shall be exercised in writing by Randfontein by not later than 6 (six) months prior to the expiry of the Initial Period.

4.2	The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, Randfontein shall be entitled to terminate this Agreement on 3 (three) months’ written notice to Evander, provided that Randfontein shall not be entitled to terminate this Agreement in terms of this clause 4.2 during the First Period.

4.3	This Agreement shall endure in accordance with the provisions of clauses 4.1 and 4.2, unless terminated in accordance with the provisions of clause 17.

5	APPOINTMENT

5.1	Randfontein hereby appoints Evander to perform and render, or cause to be performed and rendered, the Service with effect from the Closing Date, which appointment Evander hereby accepts with effect from the Closing Date, upon the terms and subject to the conditions contained in this Agreement.

5.2	The Service shall be rendered using the same degree of skill, care, diligence, efficiency, prudence and foresight and subject to the same internal procedures, standards, time frames and policies as are generally applied by Evander, from time to time in rendering the same or similar services to its business units, provided that in rendering the Service, Evander shall be obliged to act at all times in a manner which is not grossly negligent in the circumstances. Evander shall render the Service in compliance with all applicable laws and regulations.

6	OBLIGATIONS OF RANDFONTEIN

6.1	At Randfontein’s cost and expense and if required by Evander in order to enable Evander to perform and render the Service, Randfontein shall timeously, but in any event by not later than 5 (five) business days after receipt of written request from Evander –

6.1.1	provide all relevant information and data to Evander;

6.1.2	make available to, and allow Evander and its Representatives access, at all reasonable times, to –

6.1.2.1	all relevant databases, records and electronic systems; and

6.1.2.2	suitably qualified representatives of Randfontein as may be necessary to enable Evander to provide the Service.

6.2	Randfontein shall use reasonable endeavours to ensure that the information and data referred to in clause 6.1.1 and the databases, records and electronic systems referred to in clause 6.1.2.1 shall be accurate and correct in all material respects and that use thereof by Evander for purposes of performing and rendering the Service in accordance with the provisions of this Agreement shall, to the extent necessary, be authorised (by all relevant authorities and other persons from whom such authorisation shall be required in terms of any applicable law and/or agreement such that use by Evander does not infringe any third party rights) in terms of all relevant procedures.

7	SERVICE FEE

Evander shall continue to provide Randfontein with the Service for the duration of the Initial Period and to the extent applicable, the Renewal Period, on the same basis as it provides those services to Randfontein as at the Signature Date, at the cost thereof to Evander, in providng the Service, plus 5% (five percent), provided that Evander shall not be obliged to –

7.1	provide any credit whatsoever to Randfontein;

7.2	pay any amount to any third party on behalf of Randfontein; or

7.3	pay any amount to the employees of Randfontein on behalf of Randfontein.

8	PAYMENT OF THE SERVICE FEE

8.1	Randfontein shall pay to Evander the Service Fee in respect of the Service in accordance with this clause 8.

8.2	Evander shall present to Randfontein a VAT invoice within 10 (ten) business days of the end of each Month, reflecting the Service Fee payable by Evander during that Month. The Service Fee shall be paid by Randfontein to Evander within 10 (ten) business days of receipt by Randfontein of the aforesaid VAT invoice, by electronic transfer of immediately available and freely transferable funds to Evander’s Designated Account.

8.3	Each of the Parties shall be responsible for and shall pay all taxes and levies levied against it in connection with the provisions of this Agreement.

8.4	Should Randfontein fail to make any payment under or arising from this Agreement on the due date thereof then, without prejudice to such other rights as may accrue to Evander consequent upon such failure, such overdue amount will bear interest at 200 (two hundred) basis points above the Prime Rate, from the due date for payment to the date of actual payment, both dates inclusive.

8.5	Should there be any dispute between the Parties as to the calculation of the Service Fee, such dispute shall first be submitted to the Chief Executive Officers of Evander and Randfontein for resolution. Should the Chief Executive Officers of Evander and Randfontein be unable to resolve the dispute within 10 (ten) business days after the dispute was referred to them, such dispute will be referred to the Independent Auditors for determination, who shall act as experts and not as arbitrators. The Parties agree that the payment of any amount in dispute between the Parties shall be payable, to the extent that it is determined to be payable, following the resolution of the dispute in terms of this clause 8.5. All amounts which are not the subject matter of any dispute between the Parties shall be payable in accordance with the provisions of clauses 8.1 to 8.4.

9	LIMITATION OF LIABILITY

9.1	Notwithstanding any provision to the contrary contained in this Agreement, no liability shall attach to Evander or its Representatives for any actual or contingent losses, claims, liabilities, damages, costs or expenses of any nature whatsoever which Randfontein or any other person may suffer or incur as a result of or in connection with the performance or rendering of the Service (including any act or omission) by Evander or its Representatives in terms of this Agreement, except by reason of, and to the extent of any gross negligence, wilful misconduct and/or fraud by Evander or its Representatives, as the case may be, provided that any liability arising from –

9.1.1	gross negligence or wilful misconduct shall be limited to the aggregate amount paid by Randfontein in relation to the Service, divided by the number of months in respect of which the fee has been paid multiplied by 12 (twelve); and

9.1.2	fraud shall be limited to direct damages suffered by Randfontein.

9.2	Notwithstanding any other provision of this Agreement, in no event will Evander be liable to Randfontein or any third party for any loss of profit or any other indirect, special or consequential loss (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof).

9.3	The Parties acknowledge and agree that the limitation of liability contemplated in clauses 9.1 and 9.2 shall not limit Randfontein from claiming specific performance of Evander’s obligations under this Agreement.

10	INDEMNITY

10.1	Without prejudice to any of the rights of Evander or any of its Representatives (“Indemnified Parties”) at law or in terms of any other provision of this Agreement, Randfontein hereby gives the Indemnified Parties an indemnity against and shall hold each of the Indemnified Parties harmless against all actual and contingent losses, claims, liabilities, damages, costs (including, without limitation, legal costs on the scale as between attorney and own client and any additional legal costs) and expenses of any nature whatsoever (but excluding for any loss of profit or any other indirect, special or consequential loss (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) which any of the Indemnified Parties may suffer or incur as a result of or in connection with the performance or rendering of the Service (including any act or omission) by the Indemnified Parties in terms of this Agreement (“Indemnified Loss”), except by reason of, and to the extent of the Indemnified Parties’ gross negligence and/or wilful misconduct or fraud.

10.2	Evander shall not admit any liability in respect of any claim which may be made in respect of any Indemnified Loss. Evander will notify Randfontein of any claim which may be made against the Indemnified Parties as expeditiously as possible after Evander becomes aware thereof. Randfontein will be entitled to contest the claim concerned in the name of the Indemnified Party, at its own cost, and will be entitled to control the proceedings in regard thereto, provided that –

10.2.1	the actions of Randfontein shall be subject to such conditions and restrictions as Evander may reasonably stipulate if Randfontein’s actions in relation to the Indemnified Loss could have implications outside of the actual liability concerned for Evander;

10.2.2	Randfontein delivers to Evander a written indemnity on terms reasonably acceptable to Evander, indemnifying the Indemnified Party against all charges and all legal costs (not limited by any scale) which may be incurred or awarded as a consequence of such steps. Evander will be entitled to require Randfontein to give reasonable security against such costs; and

10.2.3	Evander will –

10.2.3.1	render reasonable assistance to Randfontein (at the expense of Randfontein) in regard to the steps taken by Randfontein; and

10.2.3.2	make all relevant books and records available to Randfontein.

10.3	Randfontein shall be obliged to pay the relevant Indemnified Party the amount of any Indemnified Loss suffered or incurred by the Indemnified Party as soon as the Indemnified Party is obliged to pay the amount thereof (in the case of any Indemnified Loss which involves a payment by them) or as soon as the Indemnified Party suffers the Indemnified Loss (in the case of an Indemnified Loss which does not involve a payment by them). If any Indemnified Party makes any payment in respect of the Indemnified Loss, Evander shall provide Randfontein with proof of such payment.

10.4	Any claim by a Party (“Claiming Party”) against the other Party (“Paying Party”) based on a breach of a representation, undertaking or warranty contained in this Agreement, or in respect of any other matter against which a Paying Party has undertaken to indemnify the Claiming Party, shall be reduced by an amount equal to any tax benefit received by the Claiming Party as a result thereof, based on the nominal tax rate applicable at the time (“Tax Benefit”). A Claiming Party is assumed to be entitled to such Tax Benefit unless it proves otherwise, before the date on which the payment of the claim must be made by the Paying Party.

10.5	If any payment of a claim in terms of this Agreement gives rise to a liability of the Claiming Party to pay VAT, the Paying Party hereby undertakes to pay the Claiming Party the amount of such VAT.

11	REPORTING

11.1	Representatives designated by each of the Parties in writing (“Designated Representatives”), will meet on a monthly basis, or more frequently at their discretion, to ensure that the Service is being performed in accordance with the scope of the Service.

11.2	The Designated Representatives will address any performance related issues, the maintenance of quality standards or personnel disputes which may arise in relation to the delivery of the Service.

11.3	If any dispute arises between the Parties in relation to the performance of the Service, the Designated Representatives will have the authority to resolve any dispute as soon as is practicable.

11.4	If the Designated Representatives are unable to resolve the dispute within a reasonable period of time, the issue will be escalated and determined in accordance with the provisions of clause 18.

12	FORCE MAJEURE

12.1	Should either Party (“Affected Party”) be prevented from fulfilling any of its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) in terms of this Agreement as a result of an Event of Force Majeure, then –

12.1.1	those obligations shall be deemed to have been suspended to the extent that, and for so long as, the Affected Party shall so be prevented from fulfilling them and the corresponding obligations of the other Party (“Unaffected Party”) shall be suspended to the corresponding extent;

12.1.2	the Affected Party shall promptly notify the Unaffected Party in writing of such Event of Force Majeure, and such notice shall include an estimation of the approximate period for which the suspension in terms of clause 12.1.1 will endure. Such estimate shall not be binding on the Affected Party; and

12.1.3	the duration of any period in which the Service shall have been agreed to be performed, as well as each period within which, and each date by which, any obligation shall be required to be performed in terms of this Agreement, shall be extended or postponed, as the case may be, by the period of suspension in terms of clause 12.1.1.

12.2	In the event that the Affected Party shall –

12.2.1	partially or completely cease to be prevented from fulfilling its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) by the Event of Force Majeure, the Affected Party shall immediately give written notice to the Unaffected Party of such cessation, and the Affected Party shall, as soon as possible, fulfil its obligations which shall previously have been suspended, provided that, in the event, and to the extent that, fulfilment shall no longer be possible or the Unaffected Party shall have given written notice that it no longer requires such fulfilment, the Affected Party shall not be obliged to fulfil its suspended obligations, and the Unaffected Party shall not be obliged to fulfil its corresponding obligations; or

12.2.2	be unable to perform any of its obligations (excluding the obligation to pay any amount due to be paid in terms of this Agreement) in terms of this Agreement for a period of more than 20 (twenty) business days as a result of any Event of Force Majeure, the Unaffected Party shall be entitled to cancel this Agreement by giving 10 (ten) business days’ written notice to that effect to the Affected Party, provided that, if Evander shall be able to provide some or part of the Service in terms of this Agreement, Randfontein shall not be entitled to cancel this Agreement, and the Parties undertake to amend the scope of the Service to be provided by Evander in terms of this Agreement accordingly. Further, Randfontein shall be entitled to procure the Service from any third party.

12.3	Subject to clause 12.2.2, in the event that Evander, as the Affected Party, shall be unable to perform in terms of this Agreement at any time as a result of an Event of Force Majeure, Randfontein, as the Unaffected Party, shall be entitled to procure the relevant Service from any third party for as long as the Affected Party shall be unable to perform such Service.

13	GENERAL WARRANTIES

13.1	Each of the Parties hereby warrants to and in favour of the other that –

13.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

13.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

13.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

13.1.3.1	contravene any law or regulation to which that Party is subject;

13.1.3.2	contravene any provision of that Party’s constitutional documents; or

13.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

13.1.4	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

13.1.5	it is entering into this Agreement as principal (and not as agent or in any other capacity);

13.1.6	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

13.1.7	no other party is acting as a fiduciary for it; and

13.1.8	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

13.2	Each of the representations and warranties given by the Parties in terms of clause 13.1 shall –

13.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

13.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

13.2.3	prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

14	CONFIDENTIALITY

14.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential –

14.1.1	any Confidential Information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) in writing, visual or machine readable form (including by fax and other forms of electronic transmission) or orally and which is stated to be or by its nature is intended to be confidential; and

14.1.2	all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of the Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion.

14.2	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 14 it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

14.3	Each Party undertakes, subject to clause 14.4, not to disclose any information which is to be kept confidential in terms of this clause 14, nor to use such information for its own or anyone else’s benefit.

14.4	Notwithstanding the provisions of clause 14.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

14.5	The obligation of confidentiality placed on the Parties in terms of this clause 14 shall cease to apply to a Recipient in respect of any information which –

14.5.1	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

14.5.2	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

14.5.3	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

14.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that –

14.5.5	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 14.5.1 to 14.5.4;

14.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

14.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.

14.6	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 14.5.4, the Recipient will –

14.6.1	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

14.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

14.6.3	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

14.6.4	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

14.6.5	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

15	PUBLICITY

15.1	Subject to clause 15.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement.

15.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Party in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 15.

15.3	This clause 15 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

16	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

17	BREACH AND TERMINATION

17.1	If a Party –

17.1.1	takes steps to place itself, or is placed, in liquidation, whether voluntarily or compulsorily, or in judicial management, in either case whether provisionally or finally;

17.1.2	takes steps to de-register itself or is de-registered;

17.1.3	commits a material breach of any provision of this Agreement and fails to remedy the breach within 10 (ten) business days after it receives written notice to do so, provided that –

17.1.3.1	if the breach can reasonably be remedied within a shorter period, the Party giving the notice may specify that shorter period in the notice and the Party in default shall remedy the breach within that period; or

17.1.3.2	if the breach cannot reasonably be remedied within such 10 (ten) business day period, the Party in default shall be entitled to an extension, not exceeding a further 10 (ten) business days, to remedy the breach, on condition that the Party in default provides evidence to the reasonable satisfaction of the other Party within such 10 (ten) business day period that effective steps to remedy the breach have been initiated and continues to provide such evidence on an ongoing basis that the steps are being expeditiously pursued;

the Party shall be in default.

17.2	If a Party is in default (“Defaulting Party”), the other Party (“the Aggrieved Party”) shall be entitled, at its option without prejudice to any other right that it may have under this Agreement or at law –

17.2.1	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party’s obligations; or

17.2.2	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Neither Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if –

17.2.2.1	it is capable of being remedied, but is not so remedied within the Notice Period; or

17.2.2.2	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

17.3	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

17.4	The Aggrieved Party’s remedies in terms of this clause 17 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

18	DISPUTE RESOLUTION

18.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the

AFSA rules, which arbitration shall be administered by AFSA.

18.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

18.3	Either Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

18.4	Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

18.5	Any arbitration in terms of this clause 18 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

18.6	This clause 18 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

18.7	The Parties agree that the written demand by a Party in terms of clause 18.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

19	NOTICES AND DOMICILIA

19.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers –

Name	Physical Address	Telefax
Randfontein	Block 18	+27 (0) 86 628 2332
Randfontein Office Park
Cnr Main Reef Road and
Ward Avenue
Randfontein
Marked for the attention of: The Chief Executive Officer
Name	Physical Address	Telefax
Evander	Block 18	+27 (0) 86 628 2332
Randfontein Office Park
Cnr Main Reef Road and
Ward Avenue
Randfontein

with a copy to:

	First Floor, Office 101 The Firs Cnr Cradock and Bierman Avenue Rosebank	+27 (0) 86 266 4266
Marked for the attention of: The General Manager

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

19.2	All notices to be given in terms of this Agreement will be given in writing and will –

19.2.1	be delivered by hand or sent by telefax, and not by way of email;

19.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

19.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

19.3	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 19.

20	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

21	APPLICABLE LAW AND JURISDICTION

21.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

21.2	Subject to clause 18, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

22	NEW LAWS AND INABILITY TO PERFORM

22.1	If any law comes into operation subsequent to the signature of this Agreement which law affects any aspect or matter or issue contained in this Agreement, the Parties undertake to enter into negotiations in good faith regarding a variation of this Agreement in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such law.

22.2	If either Party is prevented from performing any of its obligations in terms of this Agreement as a result of any existing or new law or as a result of any event beyond its reasonable control whether or not foreseeable, including general power failures, breakdown of telecommunication networks or computers, political intervention, imposition of sanctions, riot or insurrection, it shall not be liable for any failure to perform its obligations under this Agreement while such event persists and shall have the right (unless such event has or is likely to persist for a period not exceeding 30 (thirty) days) to terminate this Agreement at any time after the intervention of or becoming aware of such event.

22.3	If this Agreement is terminated by either Party in accordance with the provisions of this clause 22 neither Party shall have any claim or obligation in respect of any loss suffered or damages incurred as a result of such cancellation.

23	GENERAL

23.1	Whole Agreement

23.1.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

23.1.2	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

23.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

23.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

23.5	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

23.6	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

23.7	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other Party, save as otherwise provided herein.

23.8	Exclusion of Electronic Signature

The reference in clauses 23.2, 23.4 and 23.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

24	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

25	SIGNATURE

25.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

25.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

25.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

25.4	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at Sandton on 30 May 2012

For and on behalf of
RANDFONTEIN ESTATES LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 30 May 2012

For and on behalf of
EVANDER GOLD MINES LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory